                                                                 EXHIBIT 99.1


AIRGAS, INC. NAMES WILLIAM A. RICE, JR. PRESIDENT AND CHIEF OPERATING OFFICER


RADNOR, PA, January 19, 1999 - Airgas, Inc. (NYSE: ARG) announced today the appointment of William A. Rice, Jr. as president and chief operating officer, effective immediately. He will report to Peter McCausland, chairman and chief executive officer.

According to Mr. McCausland, "Our Repositioning Airgas for Growth initiative included bringing our three operating groups together as One Airgas at the end of our fiscal year in March, 1999. With two of the operating group presidents wanting to move to new challenges, and with the reengineering/repositioning efforts well along, this is the appropriate time for this important step. Bill's years of experience in gas and industrial products distribution have ideally prepared him for assuming the responsibilities of president and chief operating officer of Airgas. This does not entail any changes in the general
management of the business units.   I can now focus more of my attention on
strategic issues as we pursue growth opportunities to make Airgas a more valued supplier to our customers and a more valuable investment for our shareholders."

Other organizational changes:

     Hermann Knieling, executive vice president and group president Manufacturing, International and Business Engineering, announced last Fall his intent to retire March 31, 1999.

     Ted Schulte, previously president, Airgas Carbonic, has assumed responsibility for the Manufacturing Group as vice president Gas Operations.

     E. Pat Baker, group president Industrial Gas Distribution, also announced last Fall his intent to move back to Texas. He will continue to serve as vice president, Airgas.

     Andrew R. Cichocki, previously vice president Corporate Development, has been promoted to senior vice president Business Operations and Planning.

In addition to Mr. Rice, Mr. Scott Melman, senior vice president and chief financial officer, and Mr. Gordon Keen, senior vice president Law and Corporate Development, will continue to report to Mr. McCausland.

Reporting to Mr. Rice will be Mr. Cichocki, Mr. Alfred Crichton, president West Division, Mr. John Musselman, president East Division, Mr. Samuel Goldstein, senior vice president Information Services, Ms. Caren Hosansky, vice president Human Resources, Mr. Michael Molinini, vice president, Hardgoods Operations, Mr. Theodore Schulte, vice president Gas Operations, and Mr. Patrick Visintainer, senior vice president Sales.

Mr. Rice most recently was group president Airgas Direct Industrial, responsible for building a world-class industrial distribution infrastructure. He joined Airgas in 1992 when he sold his companies to Airgas, following twenty years in the gas distribution industry.

Among his many activities, Mr. Rice is chairman of the Boards of Camcare, Inc. and Charleston Area Medical Center, member, Board of Trustees, University of Charleston, and member, Board of Directors, One Valley Bank. He is a recipient of the American Welding Society's 25-year award and has served in leadership roles in numerous educational, civic, cultural, health and human services organizations.

Mr. Rice received a B.S. degree in Marketing from West Virginia University in 1969.

Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in the United States. Its distributor network includes over 700 locations in 44 states.

CONTACT:  Airgas, Inc.
          Jim Rapp, (610) 902-6224
          Visit our web site at www.airgas.com